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                                                                   EXHIBIT 11(b)


[SAUL EWING LOGO]


                                                                lawyers@saul.com

                                                                    www.saul.com


                                           August 9, 2005



Van Kampen Pennsylvania Value Municipal
      Income Trust
1221 Avenue of the Americas
New York, New York  10020

Ladies and Gentlemen:

         We have acted as special counsel to Van Kampen Pennsylvania Value Municipal Income Trust (the "Fund"), a common law trust organized under the laws of the Commonwealth of Pennsylvania under a Declaration of Trust, as amended, in connection with the preparation of the Fund's Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), which was filed by the Fund with the Securities and Exchange Commission (the "Commission") on June 30, 2005. The Registration Statement relates to the registration under the 1933 Act of common shares of beneficial interest of the Fund, par value $0.01 per share, and auction preferred shares of the Fund, par value $0.01 per share, with a liquidation preference of $25,000 per share (collectively, the "Shares"). The Shares are to be issued pursuant to Agreements and Plans of Reorganization (each an "Agreement") between the Fund and Van Kampen Advantage Pennsylvania Municipal Income Trust, Van Kampen Pennsylvania Quality Municipal Trust, and Van Kampen Trust for Investment Grade Pennsylvania Municipals.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, as filed with the Commission on June 30, 2005 and as is proposed to be amended by Pre-Effective Amendment No. 1 to be filed on or about August 9, 2005, under the 1933 Act, (ii) the Declaration of Trust, By-Laws and Certificate of Vote of Trustees Establishing Preferred Shares of the Fund, each as amended to date (the "Declaration of Trust," "By-Laws" and "Certificate," respectively),
(iii) copies of certain resolutions adopted by the Board of Trustees of the Fund relating to each Agreement, the authorization and issuance of the Shares pursuant to each Agreement, the filing of the Registration Statement and any amendments or supplements thereto, and related matters, (iv) the form of each Agreement, and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all


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             BALTIMORE CHESTBROOK HARRISBURG PHILADELPHIA PRINCETON
                             WASHINGTON WILMINGTON

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Van Kampen Pennsylvania Value
 Municipal Income Trust
August 9, 2005
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documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Fund and others.

         We are admitted to the practice of law in the Commonwealth of Pennsylvania, and we express no opinion as to the laws of any other jurisdiction.

         Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement shall have become effective and (ii) the issuance of the Shares by the Fund pursuant to an Agreement has been validly authorized and, assuming certificates representing the Shares have been duly executed, countersigned, registered and delivered, or the shareholders' accounts have been duly credited, and the Shares represented thereby have been fully paid for in accordance with such Agreement, such Shares will have been validly issued, fully paid and, subject to the statements set forth below regarding the liability of a shareholder of a Pennsylvania unincorporated trust, nonassessable.

         Pursuant to certain decisions of the courts of the Commonwealth of Pennsylvania, shareholders of a trust may, in certain circumstances, be assessed or held personally liable as partners for the obligations of the trust. Even if the Fund were held to be a partnership, however, the possibility of the holders of the Shares incurring personal liability for financial losses of the Fund appears remote because (i) Article V, Section 5.1 of the Declaration of Trust contains an express disclaimer of liability for holders of shares of beneficial interest of the Fund, including the Shares, or the obligations of the Fund, and provides that the Fund shall indemnify and hold each holder of such shares harmless from and against all claims and liabilities to which such holder may be subject by virtue of being or having been a holder of such shares, and (ii)
Article V, Section 5.5 of the Declaration of Trust requires that a recitation of such disclaimer be included in every written obligation, contract, instrument, certificate, share, other security of the Fund or undertaking made or issued by the trustees of the Fund.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading: "Legal Matters" in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

                                         Very truly yours,

                                         /s/  SAUL EWING LLP